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                                                                       EXHIBIT 8

                         SECURITIES PURCHASE AGREEMENT

     AGREEMENT dated this 12th day of March, 2001, between Geoffrey T. Barker (the "Seller") and Warburg, Pincus Equity Partners, L.P. (the "Purchaser").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, the Seller owns certain securities (the "Securities") of The Cobalt Group, Inc. (the "Company") set forth below his name on Schedule A attached hereto; and

     WHEREAS, the Seller is desirous of selling to the Purchaser and the Purchaser is desirous of purchasing from the Seller all such Securities;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereby agree as follows:

     1. Purchase of Securities. The Seller hereby sells to the Purchaser the Securities owned by the Seller as set forth on Schedule A attached hereto. The Seller is herewith delivering to the Purchaser the certificates representing the Securities sold hereunder, duly endorsed in blank for transfer or with appropriate assignments separate from the certificates made out in blank. The Seller shall cause the Securities to be reissued in the name of "Warburg, Pincus & Co., as nominee" on behalf of the Purchaser and in the appropriate denomination.



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     2. Purchase Price. The purchase price being paid by the Purchaser for the
Securities is $3.50 per share, for an aggregate purchase price as set forth on Schedule A attached hereto. The purchase price is being paid by the Purchaser delivering to the Seller on the date hereof a check or wire transfer in the appropriate amount.

     3. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

     (a) The Seller has full power and authority to enter into this Agreement and to sell, transfer, assign and deliver the Securities to the Purchaser.

     (b) The Purchaser will receive good, valid and marketable title to the Securities, free and clear of all liens, restrictions, claims, charges, security interests and encumbrances, except for restrictions imposed by federal and state securities laws and restrictions contained in the agreements pursuant to which the Securities were issued and to which the Purchaser and the Seller are parties.

     (c) This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

     (a) The Purchaser is acquiring the Securities for its own account and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933. The Purchaser acknowledges that the Seller has



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not made any representations or warranties with respect to the Company, and the
Purchaser has independently and without reliance on the Seller made the analysis and decision to acquire the Securities. In particular, the Seller has not made any representations or warranties with respect to the business, results of operations, financial condition or prospects of the Company.

     (b) The Purchaser understands that the Securities have not been registered under the Securities Act of 1933 and such Securities may not be sold, transferred, or otherwise disposed of without registration under such Act or an exemption therefrom.

     (c) The Purchaser has full power and authority to enter into this Agreement and to acquire the Securities.

     (d) This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against each the Purchaser in accordance with its terms.

     5. Miscellaneous.

     (a) The Seller and the Purchaser represent and warrant to each other that no brokerage commissions or finder's fees have been incurred in connection with the sale of the Securities by the Seller to the Purchaser.

     (b) All fees and expenses incurred by any party in connection with this Agreement will be borne by such party.



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     (c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

     (d) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) among the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

     (e) This Agreement may be executed simultaneously in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

     (f) This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without giving any effect to principles of conflicts of laws.

     (g) All notices hereunder shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three days after mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

                         To the Seller: Mr. Geoffrey T. Barker
                                        Chief Executive Officer
                                        Vigilos, Inc.




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                                        Tel (206) 728-6464
                                        Fax (206) 728-6440

                      To the Purchaser: Warburg, Pincus Equity Partners, L.P.
                                        466 Lexington Avenue
                                        New York, New York 10017
                                        Attn: Scott A. Arenare
                                              Vice President and General Counsel
                                              Tel (212) 716-5090
                                              Fax (212) 878-9200

provided, however, that any notice of change of address shall be effective only upon receipt.

     (h) All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

                                        SELLER

                                        /s/ Geoffrey T. Barker
                                        ------------------------------
                                        Geoffrey T. Barker


                                        PURCHASER

                                        WARBURG, PINCUS EQUITY
                                        PARTNERS, L.P.

                                        By: Warburg, Pincus & Co., as General
                                            Partner

                                        By: /s/ Gregory F. Back
                                            ------------------------------



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                                                                      Schedule A

Securities Being Sold by Geoffrey T. Barker:

200,000 shares of The Cobalt Group, Inc. at $3.50 per share, for an aggregate purchase price of $700,000